Exhibit C-6

INDEPENDENT AUDITOR’S CONSENT

To the Department of Finance

I consent to the use of my independent auditor’s report dated 9 December 2024 to the Minister of Finance on the condensed consolidated financial statements of the Government of Canada, which comprise the condensed consolidated statement of financial position as at 31 March 2024, the condensed consolidated statement of operations and accumulated operating deficit, condensed consolidated statement of remeasurement gains and losses, condensed consolidated statement of change in net debt and condensed consolidated statement of cash flow for the year then ended, and related notes, included in the Annual Financial Report of the Government of Canada Fiscal Year 2023-24 that is included in Form 18-K/A – Amendment No. 1 of the Government of Canada’s Annual Report, to be filed with the U.S. Securities and Exchange Commission on the Electronic Data Gathering, Analysis and Retrieval system on 18 February 2025.

/s/ Karen Hogan

Karen Hogan, FCPA

Auditor General of Canada

Ottawa, Canada

18 February 2025